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On June 7, 2024, Elon Musk posted the following on X.

Transcript of video in post:

Cathie Wood: The first, is that, I'd argue, that no other executive that I'm aware of in history has been more aligned with shareholders than Elon Musk. Elon committed to no salary, no bonus, no stock comp for 10 years unless he […] created tremendous value for shareholders, for Tesla shareholders. And what that usually means, this is not all about shareholders. That usually means creating goods and services that consumers love and that make their lives a […] better place, and then doing so surrounded by really good business […] partners, and that's what we think Elon has done.

Now, one thing that people do not understand, and this is important, is that Elon Musk will not be able to cash in on his options, should he be able to exercise them, until five years after exercising them. So, what that would mean is that Elon probably would stay at Tesla for the next five years, which is going to be a crucial period in terms of ramping and gaining traction on the autonomous taxi platform opportunity. So, that we think is very important.

Now, what were the odds that Elon Musk would hit the goals included in his comp package? And for those who don't know, it was a comp package that included 12 tranches, […] each with market cap revenue and EBITDA earnings before interest, taxes, depreciation and amortization, milestones. But the very first milestone back in 2018 when the stock was suffering so much, was that the stock had to double before Elon could get any pay whatsoever. So, we […] believed, and Tasha Keeney and Sam Korus did all the research to support this. We believed that Elon could hit the goals in his comp package only with brilliant execution.

But most analysts, most auto manufacturers, and most people in the media, thought these targets were laughable. They didn't think they were possible at all back then. And in fact, this was 2018 and then 19’, when Tesla was scaling the Model-3 through what Elon Musk called “production hell,” analysts and media pundits peppered their narratives with the word bankruptcy. In fact, […]Morgan Stanley, at the time, put out a bear case for Tesla with a target price of $1. Now, obviously, that forecast was completely wrong. In fact, Tesla, the stock price, shot up to $414 in 2022, so that was a massive scaling as Tesla hit one milestone after another in Elon's pay package.

[…] What the company had done was compound revenues at a 49% annualized growth rate. So, 49% on average per year. Adjusted EBITDA, 142% on average per year. So, profitability increased as Tesla was scaling and market cap at 91% on average per year from early 2018 to mid 22’ when it hit that peak. And even in the last few years, after interest rates have soared 24 fold and Chinese price competition has become ferocious, Tesla is still at, in somewhere in the $175 to $180 range, which was a far cry from where we started. I believe we were below $20, or roughly around $20 at the start of that journey. So, $20 to $414 and even today, after a correction based on macro fundamentals, we're still at that $175-$180 level.

Now what about this $56 billion pay package? That does sound extreme, I guess. Well, it sounds extreme. Now, as Tesla noted at the outset, the accounting fair value of the award in 2018 would have been about $2.3 billion. Why did it get to $56 billion? Well, the size of the award grew in proportion to the value that Tesla created for shareholders. So, from $2.3 billion to $56 billion. Now for perspective, just to put that 2.3 billion into perspective, this is what the board of directors were considering in 2018. For perspective, GM and Ford, each of them, spent $4 billion on advertising in just one year, 2018.

Elon Musk is Tesla's best salesman. He is the best advertisement for Tesla. Tesla has never paid for advertising until very recently, certainly not in 2018, 19', 20', 21', 22'. That five year period, Tesla did not advertise, and Ford and GM each spent $4 billion. So, Tesla's or Elon's pay package at $2.3 billion was […] less than the advertising budget that Tesla would have had to have spent, if GM and Ford are any indication, were Elon Musk not the advertising platform himself for Tesla.

Now, Elon has not been the sole winner in all of this. Employees, so Tesla's, I believe all of Tesla's employees own stock. They have been […] big winners as have all other shareholders. And you know, board members at the time, if I were in their position, I would be thinking both sides of this thing. Okay, maxed out, this would be a big payday for Elon Musk, but if he had failed, if he had failed, he would have received no comp over five to 10 years and no payout in terms of […] options. But, Elon did not fail. In fact, he succeeded spectacularly, and he should be rewarded accordingly.

He did what most certainly analysts and executives in the auto industry and even in the tech industry thought was, would be impossible. Now, if shareholders renege on Elon Musk's pay package after 73% of the shareholders in 2018 did vote for it, and that was before that all of the risks were diffused, then the public equity market we believe is going to lose access to really innovative and creative companies like Tesla who want to reward their visionaries and their leaders with pay packages commensurate with what they've accomplished.

How can shareholders renege on his pay package after Elon and […] shareholders like us and others who were holding the stock in 2018, have already taken and overcome the risks of production hell […] and the risks associated with Tesla actually now producing the best-selling car in the world, the model Y. We do not understand. In fact, we would say reneging on that agreement is unconscionable.

On June 8, 2024, Elon Musk posted the following on X.

James Stephenson
@ICannot_Enough
Subscribe ···

Attention Tesla shareholders with Fidelity accounts: here's how to vote your shares. If you have multiple accounts with $TSLA shares and voted already by clicking a link in an email from Fidelity, DON'T ASSUME all of your shares have been voted; you should check right now to make sure you have voted your shares in all of your accounts— because you probably haven't! 👀

From a web browser (not the Fidelity app), go to digital.fidelity.com
Log in
Select Accounts and Trade at the top
Select Documents from the list
Select Other Documents
Select Proxy Materials

Accounts that say "Voted" in the status column have already been voted.

Accounts that say "Vote" haven't been voted yet.

For each Vote hyperlink, click it to be redirected to the proxyvote.com site where you can actually vote your Fidelity shares.

The Tesla board's recommendations on each item are shown in Bold (FOR the first five and AGAINST the rest).

Fidelity's deadline to vote is June 12th.

Please comment below if you thought you had already voted all of your shares and discovered you hadn't by following the instructions above.

James Stephenson @ICannot_Enough · Jun 8

... and if you have $TSLA shares in multiple Fidelity accounts and voted by clicking an email link, check to make sure you voted them all!

> **James Stephenson** @ICannot_Enough · May 7
>
> Attention Tesla shareholders with Fidelity accounts: here's how to vote your shares. If you have multiple accounts with $TSLA shares and voted already by clicking a link in an email from Fidelity, DON'T ASSUME all of your shares have been voted; you should check right now to make
>
> Show more

	Due Date	Status*	Last Action Taken
	06/12/2024	Vote	
	06/12/2024	Vote	
	06/12/2024	Vote	
	06/12/2024	Voted	05/02/2024

39 116 944 127K

Elon Musk @elonmusk · Jun 8

Thanks for mentioning this

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zerohedge @zerohedge · Jun 8

Norway's sovereign wealth fund should sell its 31.6 million TSLA shares at 2018 prices then

Musk's $56 Billion Tesla Pay Deal Opposed by Norway Fund

- Sovereign investor also opposed the original package in 2018
- Shareholders get second vote next week after first one voided

By Kari Lundgren

(Bloomberg) -- Norway's $1.7 trillion sovereign wealth fund said it would vote against the $56 billion pay package for Tesla Inc. Chief Executive Officer Elon Musk, adding to opposition for the carmaker ahead of its annual general meeting next week.

"We remain concerned about the total size of the award, the structure given performance triggers, dilution, and lack of mitigation of key person risk," Norges Bank Investment Management - the official name of the fund - said in a statement Saturday.

The vote at next week's AGM will be the second time Musk's pay package has been put before shareholders. A judge voided an initial vote that approved the package in 2018. Proxy advisers Institutional Shareholder Services and Glass Lewis & Co. have recommended investors reject the proposal.

Read also: Tesla Shareholders Urged to Reject Musk's Pay Package by ISS

NBIM also voted against the pay package in 2018, though about three-quarters of investors backed it at the time. A Delaware judge voided the deal earlier this year, saying investors weren't fully informed of key details.

The decision is "consistent with our vote on the same award in 2018," the Norwegian fund said, adding it will "continue to seek constructive dialog with Tesla on this and other topics."

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Elon Musk @elonmusk · 23h

Yeah, this is not cool.

If they actually surveyed their constituents, they would discover overwhelming support in favor.

So far, roughly 90% of retail shareholders who have voted have voted in favor of both resolutions. The public sentiment is unequivocally supportive.

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Brett Winton @wintonARK · Jun 8

Equity markets are strengthened by the breadth of participation.

Vote share is highly concentrated into entities (index providers and proxy consultants) with no direct economic stake in the outcome.

A massive distortion!

Your vote is important to right the scales.

> **Brett Winton** @wintonARK · Jun 8
>
> Remind friends and family as well!
>
> You are all part owners;
> Make your voices heard! x.com/elonmusk/statu...

Today 5:56 PM
I voted. thsnka for call today xxxoo mom
iMessage

9 · 27 · 421 · 53K

Elon Musk @elonmusk

Subscribe

Far too much of the stock market is effectively controlled by ISS and Glass Lewis, who have zero economic alignment with actual shareholders!

7:04 PM · Jun 8, 2024 · **56.9K** Views

Transcript of video in post:

John Stringer: Old Wall Street analysts don’t get it. From his perspective I think he just thought that retail investors are very forward thinking. They’re gonna step out of the box and see like what’s the reality.

Sawyer Merritt @SawyerMerritt · 23h

BREAKING: Elon Musk has revealed that so far, ~90% of $TSLA retail shareholders who have voted have voted in favor of reapproving his 2018 compensation package and the Texas redomestication. This is huge news.

Retail shareholders own roughly ~45% of all Tesla shares.

> **Elon Musk** @elonmusk · 23h
>
> Replying to @zerohedge
>
> Yeah, this is not cool.
>
> If they actually surveyed their constituents, they would discover overwhelming support in favor. ...
>
> Show more

228 466 4.5K 498K

Show more replies

Sawyer Merritt @SawyerMerritt · 23h

We don't know how many of that 45% have actually voted, but I suspect it's a decent amount. Unlike the Texas proposal vote, Elon's compensation vote just needs a majority of shares present to have voted for the proposal for it to pass.

But let's not get complacent now!

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Elon Musk @elonmusk · 23h

A lot of shareholders are having challenges voting due to the institutions that hold their shares making it complicated, so any community support would be much appreciated!

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OS @OpenskiesX · Jun 8

$ 0
@Tesla

Tesla Inc + Add to myFT

Tesla says lawyers who sued over Musk pay package deserve $13.6mn rather than $5.2bn

Carmaker argues that victorious plaintiffs' firm deserves far less for its work to throw out chief's $56bn package

Elon Musk has threatened to devote more time to AI ventures elsewhere if he does not gain greater control of Tesla © Reuters

Stephen Morris in San Francisco and Sujeet Indap in Del Rio, Texas 2 HOURS AGO 64

Tesla has claimed in a court filing that a proposed $5.2bn award for lawyers who launched a successful challenge to Elon Musk's pay package amounted to "the highest hourly rate in history" and that they deserve only $13.6mn.

> **Elon Musk** @elonmusk · Jun 7
> Replying to @SawyerMerritt
> They deserve to repay Tesla legal costs and get nothing!

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Elon Musk @elonmusk Subscribe

Yeah

8:35 PM · Jun 8, 2024 · **39.8K** Views

Elon Musk @elonmusk

Subscribe

Thanks Ashok!

Ashok was the first person to join the Tesla AI/Autopilot team and ultimately rose to lead all AI/Autopilot software.

Without him and our awesome team, we would just be another car company looking for an autonomy supplier that doesn't exist.

Btw, I never suggested that he say anything and I had no idea he wrote this until I saw it 10 mins ago!

> **Ashok Elluswamy** @aelluswamy · 22h
>
> X Article
>
> **Elon and AI at Tesla**
>
> @elonmusk has been the key driver of AI and autonomy at Tesla. He has always pushed us to achieve great things, even when such ideas were seemingly impossible at the time. Some examples:
> Back in 2014,...

8:52 PM · Jun 8, 2024 · **22.4M** Views

4.3K 15K 95K 4.6K

Ashok Elluswamy
@aelluswamy

Elon and AI at Tesla

663 2.8K 15K 24M

@elonmusk has been the key driver of AI and autonomy at Tesla. He has always pushed us to achieve great things, even when such ideas were seemingly impossible at the time. Some examples:

- Back in 2014, Autopilot started on a ridiculously tiny computer that only had ~384 KB of memory and puny compute (didn't even have native floating point arithmetic). He asked the engineering team to implement lane keeping, lane changing, longitudinal control for vehicles, curvature, etc. Many, even in the team, thought that the request was crazy. Nonetheless, he never gave up and pushed the team to achieve this very difficult goal. In 2015, beyond all odds, Tesla shipped the world's first Autopilot system. The second closest such product only came to market many years later.

- In 2016, Tesla started doing all of the computer vision required for Autopilot in-house instead of depending on external vendors. Many people thought it was insane to bet the product on developing the vision system from scratch within a few months, which had taken other companies a decade or more. Yet, we achieved this target within eleven months. This was a strategically important move that started the development of a strong AI team at Tesla.
- Not only did he push for strong AI software, but also for powerful AI hardware. Tesla, which others thought was just a car company, was making custom silicon to run neural networks efficiently. This hardware that was originally designed in 2017, came to production in February 2019 and remains extremely competitive with hardware coming out to date. For reference, this five year old AI computer has roughly 8x the AI inference compute as the state-of-the-art Apple M3 chip. It is still able to run the latest end-to-end neural networks built on top of the latest AI technology.
- He was the one who bet on vision and AI to solve autonomy instead of relying on sensor crutches and high-definition maps. For anyone who has experienced the latest versions of FSD, it might be obvious that it can see all the important things and drive the car based on pure vision. However, back in 2020 and earlier it wasn't obvious to most. In fact, many "experts" in the field ridiculed Tesla and Elon for these choices. We have proved them wrong by shipping supervised FSD to millions of cars and shown that with good AI software, the car is able to handle the complexities of city driving such as making turns, handling intersection, yielding to pedestrians etc., just by seeing outside. In fact, we even removed the radars and ultrasonics to just really focus on the heart of the problem, which is AI. Today, it's almost paradoxical that, Teslas have the least amount of raw sensors, yet have the most autonomous capability compared to any production car. Pulling off such a contrary bet was only possible because of his extreme conviction and deep understanding of this problem.

- He kickstarted the work on humanoid robots at Tesla in 2021, again before any ChatGPT or other obvious examples of the rise of AI. Just like the vehicle autonomy, Optimus is also being developed to be competent, scalable, and cost-effective in order to widely serve the world.

I could go on, but plainly, Elon is critical for Tesla's success in AI. It is his combination of deep technical understanding, insane perseverance and relentless hard work that have positioned Tesla to be a leader in real-world AI. Elon's technical intuition to make these important decisions way before others see it is unmatched. If not for Elon's ambition, Tesla might have dwindled to become just another car company. In the future, fully autonomous cars and useful household robots will be common place and the world will think that this was how it was always supposed to be. Until then, we need Elon Musk to push the frontier, because he sees it already.

Want to publish your own Article?

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8:34 PM · Jun 8, 2024 · **24.7M** Views

663 2.8K 15K 1.9K

Robert Scoble @Scobleizer

Subscribe ···

Tesla has been planning its AI moves for a decade.

How do i know that?

Because I studied automotive innovation for a decade.

Mercedes Benz gave me its first ride in its first autonomous vehicle because of that work and study.

I know lots of you think I'm kissing ass to Elon, but he gave me a ride in his first Tesla before he gave his best friend a ride.

Back then everyone (well except for @FutureJurvetson, who was Elon's first investor) thought Elon was an idiot to start a new car company. No such thing had been done in decades (at least not profitably).

On August 8th Elon is about to explain why the electric vents in a Tesla matter.

And by doing so he will introduce a new transportation experience.

And by doing so he will redefine transportation.

Again.

But earlier I was arguing with someone who says we should fire him.

What a world.

@aelluswamy lays out Elon's role in innovation, and the future of Tesla.

You know who's side I'm on. If you are on another side, cool, this isn't my first rodeo and isn't the first time I've faced a room who thinks I'm wrong.

On June 8, 2024, Martin Viecha posted the following on X.

On June 9, 2024, Elon Musk posted the following on X.

Milan Kovac
@_milankovac_

@aelluswamy summarized the past decade very well.

When I hopped in my friend's model S in 2015, it hit me in a weird way: that car was running software all around, had a nice big touch screen (finally, an actual "screen"), was receiving frequent feature updates over the air, and came with a mobile app for essential remote controls. How could a big car company build something like this? Didn't make sense back then (and still today for many).

My interview with the Autopilot team early 2016 was very different than most interviews I'd ever taken. We first had a technical discussion on something I had built before, with several engineers and the executive in charge of the group at the time. An actual white board chat where we were all bouncing ideas on the matter together. The only places I'd ever seen the face of anyone above, at best, a team lead during interviews was at some small startups.

Every 1:1 interview that followed was similarly practical. Real coding situations you'd encounter as an engineer, not useless LeetCode trick questions typically found in other big companies' interviews. When we got done, the recruiter walked me through the office. Everyone was sitting literally next to each other: autopilot software, hardware, vehicle firmware, and many other teams interacting live without friction. Eventually, we walked past @elonmusk's desk and he was sitting right there, next to the engineering teams. Not in any separate ivory tower.

One week in the job, and I was already in a team meeting with him brainstorming Autopilot technical challenges, exactly how it went during my interview. And that went on almost every single week, for the 8+ years that followed.

It soon became pretty clear that Elon was directly behind that culture of pragmatic innovation, percolating through all aspects of the company.

On June 10, 2024, Tesla, Inc. ("Tesla") posted the following on X.

Transcript of video in post:

Sorkin: [...] been working mightily hard over the past couple of weeks, talking to shareholders from around the country, big institutions and others, and this is an opportunity to talk to […] retail shareholders about what is going on at Tesla and about this pay package. We've been debating this pay package virtually every day now for weeks, if not months. I've been very outspoken. I think a lot of people know my own views about it, but I want to understand your views about it, and not just your views as the lead of the board, but also personally […] how you think about what is going on right now.

Denholm: Yeah. So I think […] for me, getting out and talking to shareholders is really important, and today is a great opportunity to actually speak directly to retail shareholders, who [...] form quite a big part of the ownership structure of the company. And so for me, the […] ratification of the pay package is really about fairness. Fairness to our CEO, if you look at what's happened at the company over the last six years, tremendous value creation, and he's led that.

Sorkin: Right.

Denholm: Obviously, the Tesla team has been instrumental in it, but if you sit back, shareholders have benefited tremendously. Over $730 billion of value creation. Employees [...] have benefited tremendously. They're all shareholders in the company, so their stock has [...] risen. Customers have benefited by the tremendous innovation, and the only person who hasn't been paid is actually the leader of the company, Elon.

Sorkin: So, you know, my view, I believe a contract is a contract, but there are others who say, and by the way, the court has suggested, that this is just too much money. What do you say to that?

Denholm: Well, it's not about the dollars. It's actually about someone who took a huge [...] risk from a pay perspective, no compensation would have been awarded had he not […] hit the milestones. And so for me, that […] risk reward is […] very important in corporate America. I think it's very important from a […] reaching for the stars, if you like, or Mars in this case. But […] to me, it's about really setting things up. And Elon embodies that. And so, big, ambitious goals are things that drive innovation. And I think the […] options underneath this pay package are very well earned.

On June 10, 2024, Tesla updated its website, www.VoteTesla.com. A copy of the updated materials, other than those previously filed, is included below.

Additional Information and Where to Find It

Tesla, Inc. (“Tesla”) has filed with the Securities and Exchange Commission (the “SEC”) a definitive proxy statement on Schedule 14A with respect to its solicitation of proxies for Tesla’s 2024 annual meeting (the “Definitive Proxy Statement”). The Definitive Proxy Statement contains important information about the matters to be voted on at the 2024 annual meeting. STOCKHOLDERS OF TESLA ARE URGED TO READ THESE MATERIALS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT TESLA HAS FILED OR WILL FILE WITH THE SEC BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT TESLA AND THE MATTERS TO BE VOTED ON AT THE 2024 ANNUAL MEETING. Stockholders are able to obtain free copies of these documents and other documents filed with the SEC by Tesla through the website maintained by the SEC at www.sec.gov. In addition, stockholders are able to obtain free copies of these documents from Tesla by contacting Tesla’s Investor Relations by e-mail at ir@tesla.com, or by going to Tesla’s Investor Relations page on its website at ir.tesla.com.

Participants in the Solicitation

The directors and executive officers of Tesla may be deemed to be participants in the solicitation of proxies from the stockholders of Tesla in connection with 2024 annual meeting. Information regarding the interests of participants in the solicitation of proxies in respect of the 2024 annual meeting is included in the Definitive Proxy Statement.

Forward-Looking Statements

This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 reflecting Tesla’s current expectations that involve risks and uncertainties. These forward-looking statements include, but are not limited to, statements concerning its goals, commitments, strategies and mission, its plans and expectations regarding the proposed redomestication of Tesla from Delaware to Texas (the “Texas Redomestication”) and the ratification of Tesla’s 2018 CEO pay package (the “Ratification”), expectations regarding the future of litigation in Texas, including the expectations and timing related to the Texas business court, expectations regarding the continued CEO innovation and incentivization under the Ratification, potential benefits, implications, risks or costs or tax effects, costs savings or other related implications associated with the Texas Redomestication or the Ratification, expectations about stockholder intentions, views and reactions, the avoidance of uncertainty regarding CEO compensation through the Ratification, the ability to avoid future judicial or other criticism through the Ratification, its future financial position, expected cost or charge reductions, its executive compensation program, expectations regarding demand and acceptance for its technologies, growth opportunities and trends in the markets in which we operate, prospects and plans and objectives of management. The words “anticipates,” “believes,” “continues,” “could,” “design,” “drive,” “estimates,” “expects,” “future,” “goals,” “intends,” “likely,” “may,” “plans,” “potential,” “seek,” “sets,” “shall,” “spearheads,” “spurring,” “should,” “will,” “would,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Tesla may not actually achieve the plans, intentions or expectations disclosed in its forward-looking statements and you should not place undue reliance on Tesla’s forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements that we make. These forward-looking statements involve risks and uncertainties that could cause Tesla’s actual results to differ materially from those in the forward-looking statements, including, without limitation, risks related to the Texas Redomestication and the Ratification and the risks set forth in Part I, Item 1A, “Risk Factors” of the Annual Report on Form 10-K for the fiscal year ended December 31, 2023 and that are otherwise described or updated from time to time in Tesla’s other filings with the SEC. The discussion of such risks is not an indication that any such risks have occurred at the time of this filing. Tesla disclaims any obligation to update any forward-looking statement contained in this document.